EXHIBIT 16.1
January 4, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Catapult Communications Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated December 28, 2005. We agree with the statements concerning our Firm in such Form 8-K.
Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP